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                                                                    Exhibit 99.1


Contact:  David Zynn, CFO              James K. White, Managing Director
          SMT Health Services Inc.     Kehoe, White, Savage & Company, Inc.
          (412) 933-3300               (310) 437-0655
          http://www.smthealth.com



                            SMT HEALTH SERVICES INC.
                       ANNOUNCES 99.5% WARRANT CONVERSION


Pittsburgh, PA, March 17, 1997--SMT Health Services Inc. (NASDAQ/NMS: SHED) today announced that 1,677,000, or 99.5%, of the publicly-traded warrants (SHEDW) were converted to Common Stock on or before March 4, 1997, the Warrant expiration date. As a result of the Warrant conversions, the Company issued 1,882,000 shares of Common Stock and received proceeds of approximately $11.7 million.

The Company's total Common Shares outstanding as of the date of this announcement totaled approximately 5,685,000 and the Company maintained a total cash balance of approximately $18.0 million.

SMT Health Services Inc., through its current fleet of eighteen mobile MRI units, provides diagnostic imaging services to healthcare providers in Pennsylvania, West Virginia, North Carolina, South Carolina, Virginia, Ohio and Kentucky.



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